MILACRON INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED)


                                              (In thousands, except
                                                per-share amounts)

                                              Quarter Ended March 31,
                                              ----------------------
                                                1999        1998
                                              --------    --------
Net earnings                                  $ 15,075    $ 17,628

Less preferred dividends                           (60)        (60)
                                              --------    --------
  Net earnings available
    to common shareholders                    $ 15,015    $ 17,568
                                              ========    ========

Basic Earnings Per Share:

  Weighted-average common
   shares outstanding                           37,299      39,157
                                              ========    ========

    Per share amount                          $    .40    $    .45
                                              ========    ========

Diluted Earnings Per Share:

  Weighted-average common
   shares outstanding                           37,299      39,157
  Dilutive effect of stock options
   and restricted shares based on
   the treasury stock method                       201         551
                                              --------    --------
  Total                                         37,500      39,708
                                              ========    ========

    Per share amount                          $    .40    $    .44
                                              ========    ========




Note: This computation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.